Exhibit 99

Sypris Reports Fourth Quarter and Full-Year 2018 Results

Double-Digit Revenue and Margin Growth Forecast for 2019

LOUISVILLE, Ky.--(BUSINESS WIRE)--March 28, 2019--Sypris Solutions, Inc. (Nasdaq/GM: SYPR) today reported financial results for its fourth quarter and full year ended December 31, 2018. Net revenue for the full year 2018 increased 6.9% over 2017 and gross margin improved 460 basis points. These improvements continue to reflect the successful implementation of strategic initiatives to better align the Company's revenue and cost structure and diversify the Company’s book of business, both in terms of customers and markets.

HIGHLIGHTS

─────────────────────

  The Company’s fourth quarter revenue increased 11.5% over the prior-year quarter and 13.5% sequentially, with both segments contributing to the improvements.
  Full-year revenue increased 9.0% for Sypris Technologies and 2.7% for Sypris Electronics, underscoring favorable market conditions and strong customer relationships.
  Gross margin for Sypris Technologies increased to 14.3% of revenue for the quarter, up from 11.3% in the prior-year period and up from 8.9% sequentially, reflecting mix and productivity improvements.
  Gross margin for Sypris Technologies increased to 12.6% in 2018, up from 1.4% in 2017, primarily attributable to the full-year impact of cost structure reductions, revenue growth and operational improvements.
  Company gross margin for the full year more than doubled in 2018, reaching 8.6% compared with 4.0% for the prior-year.
  During the fourth quarter, the Company entered into a series of supply agreements with Sistemas Automotrices de Mexico, S.A. de C.V. (“Sisamex”), to supply Sisamex with a variety of driveline components for use in the commercial vehicle, agricultural and all-terrain markets.
  The Company’s outlook for 2019 includes revenue of $100-$110 million, representing 19% year-over-year growth at the midpoint, and gross margin of 14%-16%, with both business segments forecasted to register solid profitability for the year.

─────────────────────

“We were pleased with the year-over-year revenue growth and margin expansion at Sypris Technologies,” commented Jeffrey T. Gill, president and chief executive officer. “Shipment volumes remained strong in the quarter to support demand coming from the automotive and commercial vehicle markets, which experienced a 17% increase in shipments on a year-over-year basis.

“We also experienced strengthening demand for our energy-related products, which resulted in a 22% increase sequentially in revenue. A number of production, supply and other constraints that we experienced in the previous quarter were mitigated in the current period.

“During the fourth quarter, the Company entered into a series of agreements to continue to supply axle shafts to Sisamex, in addition to the introduction of new driveline products for use in the commercial vehicle, agricultural and all-terrain markets. Sisamex is a long-term strategic partner, and expanding the range of products we supply further strengthens this relationship. We expect to begin production on the new products during 2019,” he continued.

“While shipments at Sypris Electronics were generally on plan for the quarter, its results were adversely affected by operational challenges as we neared completion on an engineering manufacturing development program that included numerous design and material changes, and the ramp-up on a new program on which we incurred an unexpected level of inefficiencies. Aside from operational challenges during the fourth quarter, we recognized charges totaling approximately $0.9 million for a physical inventory adjustment, which we performed at year-end concurrent with our implementation of a new ERP system, and an increase to our reserve for excess and obsolete inventory on certain specific programs.”

Concluding, Mr. Gill said, “We continue to see strong demand in each of our primary markets to support our revenue outlook for 2019. Our customer base and the markets we serve remain resilient and are considerably more diversified than at any point in our recent history. We are confident that the combination of our forecasted revenue growth and lower fixed manufacturing overhead costs, driven by effective cost-reduction actions, will contribute to our expected return to profitability in 2019.”

Fourth Quarter and Full-Year Results

The Company reported revenue of $24.0 million for the fourth quarter compared with $21.5 million for the prior-year period. The Company reported a net loss of $0.2 million, or $0.01 per share, compared with a loss of $1.2 million, or $0.06 per share, for the prior-year quarter. The results for the quarter ended December 31, 2018, include a benefit in selling, general and administrative expense of $1.9 million for the favorable resolution of a legal fee.

For the full-year ended December 31, 2018, the Company reported revenue of $88.0 million compared with $82.3 million for the prior-year. The Company reported a net loss of $3.5 million, or $0.17 per share, compared with a net loss of $10.8 million, or $0.53 per share, for 2017. In addition to the $1.9 million legal fee benefit recorded in the fourth quarter, results for the year ended December 31, 2018, included an insurance recovery gain of $2.3 million, which was partially offset by a net loss of $0.2 million on the sale of excess equipment and costs of $1.4 million related to preparing the Broadway facility for sale or other use. Results for the year ended December 31, 2017, included net gains of $2.7 million related to the sale of excess equipment, which was partially offset by severance, relocation and other costs of $2.4 million.

Sypris Technologies

Revenue for Sypris Technologies was $15.1 million in the fourth quarter compared with $14.5 million for the prior-year period, primarily reflecting an increase in demand from customers in the automotive and commercial vehicle markets that was partially offset by lower energy product sales. Gross profit for the quarter was $2.2 million, or 14.3% of revenue, compared with $1.6 million, or 11.3% of revenue, for the same period in 2017. Gross profit benefitted from the increase in volume as well as cost improvements realized following the transfer of production from our Broadway Plant, which was completed as of the end of 2017.

Sypris Electronics

Revenue for Sypris Electronics was $8.8 million in the fourth quarter of 2018 compared with $7.0 million for the prior-year period. The increase in revenue over the prior-year was primarily due to the launch of a new program beginning late in the third quarter of 2018 that ramped up during the fourth quarter. Additionally, certain new smaller programs and the expansion of programs with existing customers offset demand reductions on legacy programs. However, electronic component availability and labor inefficiencies dampened our margins during the period. Gross profit was further affected during the fourth quarter of 2018 by a $0.4 million physical inventory adjustment and additional excess and obsolete inventory reserves of $0.5 million.

Outlook

Commenting on the future, Mr. Gill added, “Buoyed by current volume growth, we expect to capitalize on additional opportunities across our markets for healthy revenue expansion in 2019. We also anticipate new contract awards and market expansion in each of our targeted markets for energy, automotive, commercial vehicle, and aerospace and defense products, as well as new electronics programs.

“Third-party forecasts for the Class 8 commercial vehicle market indicate that freight volumes will remain strong well into the second half of 2019, albeit off from record-breaking 2018 levels. The energy market continues to benefit from increased demand and higher oil prices. The National Defense Authorization Act for Fiscal Year 2019 provides nearly $700 billion in funding for the U.S. Department of Defense, which is expected to support program growth and market expansion for Aerospace and Defense participants during the coming year.

“Our revenue outlook for 2019 is in the range of $100-$110 million, which primarily reflects strong market conditions for the commercial vehicle and energy markets that is partially offset by the impact of delayed electronic component receipts for the aerospace and defense market. We expect the second half of 2019 to improve sequentially as we are targeting to benefit from a normalization of these receipts and new program launches.

"We expect to see meaningful improvements in gross margin, up to 14.0%-16.0% for the year as a whole, with sequential improvements from the first to second half periods.”

Sypris Solutions is a diversified provider of truck components, oil and gas pipeline components, and aerospace and defense electronics. The Company performs a wide range of manufacturing services, often under multi-year, sole-source contracts. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements include our plans and expectations of future financial and operational performance. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: our failure to achieve targeted gains and cash proceeds from the anticipated sale of certain equipment; our failure to return to profitability on a timely basis by steadily increasing our revenues from profitable contracts with a diversified group of customers, which would cause us to continue to use existing cash resources or other assets to fund operating losses; dependence on, retention or recruitment of key employees; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including the impact of tariffs, product recalls or related liabilities, employee training, working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; cost, quality and availability of raw materials such as steel, component parts (especially electronic components), natural gas or utilities; inventory valuation risks including excessive or obsolescent valuations or price erosions of raw materials or component parts on hand or other potential impairments, non-recoverability or write-offs of assets or deferred costs; potential weaknesses in internal controls over financial reporting and enterprise risk management; disputes or litigation involving governmental, supplier, customer, employee, creditor, stockholder, product liability or environmental claims; our reliance on a few key customers, third party vendors and sub-suppliers; breakdowns, relocations or major repairs of machinery and equipment, especially in our Toluca Plant; our failure to successfully complete final contract negotiations with regard to our announced contract “orders”, “wins” or “awards”; volatility of our customers’ forecasts, scheduling demands and production levels which negatively impact our operational capacity and our effectiveness to integrate new customers or suppliers, and in turn cause increases in our inventory and working capital levels; the fees, costs and supply of, or access to, debt, equity capital, or other sources of liquidity; the costs of compliance with our auditing, regulatory or contractual obligations; labor relations; strikes; union negotiations; pension valuation, health care or other benefit costs; our inability to patent or otherwise protect our inventions or other intellectual property from potential competitors; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; U.S. government spending on products and services that Sypris Electronics provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; cyber security threats and disruptions; failure to adequately insure or to identify environmental or other insurable risks; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	December 31,
	2018	2017
	(Unaudited)
Revenue	$23,955	$21,489
Net loss	$(188)	$(1,234)
Loss per common share:
Basic	$(0.01)	$(0.06)
Diluted	$(0.01)	$(0.06)
Weighted average shares outstanding:
Basic	20,555	20,393
Diluted	20,555	20,393

	Year Ended
	December 31,
	2018	2017
	(Unaudited)
Revenue	$87,969	$82,294
Net loss	$(3,505)	$(10,822)
Loss per common share:
Basic	$(0.17)	$(0.53)
Diluted	(0.17)	(0.53)
Weighted average shares outstanding:
Basic	20,512	20,326
Diluted	20,512	20,326

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Net revenue:
Sypris Technologies	$15,130	$14,525	$59,816	$54,891
Sypris Electronics	8,825	6,964	28,153	27,403
Total net revenue	23,955	21,489	87,969	82,294
Cost of sales:
Sypris Technologies	12,973	12,887	52,293	54,148
Sypris Electronics	9,577	7,089	28,104	24,816
Total cost of sales	22,550	19,976	80,397	78,964
Gross profit (loss):
Sypris Technologies	2,157	1,638	7,523	743
Sypris Electronics	(752)	(125)	49	2,587
Total gross profit	1,405	1,513	7,572	3,330
Selling, general and administrative	1,213	2,953	10,474	13,078
Research and development	-	2	-	38
Severance, relocation and other costs	306	125	1,394	2,360
Operating loss	(114)	(1,567)	(4,296)	(12,146)
Interest expense, net	185	207	850	809
Other expense (income), net	215	148	(1,436)	(1,515)
Loss before taxes	(514)	(1,922)	(3,710)	(11,440)
Income tax benefit, net	(326)	(688)	(205)	(618)
Net loss	$(188)	$(1,234)	$(3,505)	$(10,822)
Loss per common share:
Basic	$(0.01)	$(0.06)	$(0.17)	$(0.53)
Diluted	$(0.01)	$(0.06)	$(0.17)	$(0.53)
Dividends declared per common share	$-	$-	$-	$-
Weighted average shares outstanding:
Basic	20,555	20,393	20,512	20,326
Diluted	20,555	20,393	20,512	20,326

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	December 31,	December 31,
	2018	2017
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$10,704	$8,144
Accounts receivable, net	9,881	9,317
Inventory, net	18,584	17,641
Other current assets	4,755	2,003
Assets held for sale	1,474	2,898
Total current assets	45,398	40,003
Property, plant and equipment, net	14,655	15,574
Other assets	1,515	1,578
Total assets	$61,568	$57,155
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,427	$10,465
Accrued liabilities	14,965	10,330
Current portion of capital lease obligations	593	829
Total current liabilities	28,985	21,624

Long-term capital lease obligations	2,804	3,397
Note payable - related party	6,449	6,435
Other liabilities	8,496	8,769
Total liabilities	46,734	40,225
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 21,414,374 shares issued and 21,398,182 outstanding in 2018 and 21,438,269 shares issued and 21,422,077 outstanding in 2017	214	214
Additional paid-in capital	154,388	153,858
Accumulated deficit	(114,926)	(111,591)
Accumulated other comprehensive loss	(24,842)	(25,551)
Treasury stock, 16,192 in 2018 and 2017	-	-
Total stockholders’ equity	14,834	16,930
Total liabilities and stockholders’ equity	$61,568	$57,155

Note: The balance sheet at December 31, 2017 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Year Ended
	December 31,
	2018	2017
	(Unaudited)
Cash flows from operating activities:
Net loss	$(3,505)	$(10,822)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,648	3,884
Deferred income taxes	(509)	(667)
Stock-based compensation expense	637	730
Deferred loan costs recognized	14	60
Net loss (gain) on the sale of assets	249	(2,668)
Insurance recovery gain	(2,275)	-
Settlement gain	(1,890)	-
Provision for excess and obsolete inventory	520	116
Other noncash items	278	(32)
Contributions to pension plans	(77)	-
Changes in operating assets and liabilities:
Accounts receivable	(612)	(1,419)
Inventory	(2,857)	(3,204)
Prepaid expenses and other assets	(1,163)	951
Accounts payable	2,948	3,491
Accrued and other liabilities	7,486	121
Net cash provided by (used in) operating activities	1,892	(9,459)
Cash flows from investing activities:
Capital expenditures	(2,051)	(1,637)
Proceeds from sale of assets	1,380	2,801
Insurance proceeds for recovery of property damage, net	2,275	-
Net cash provided by investing activities	1,604	1,164
Cash flows from financing activities:
Capital lease payments	(829)	(208)
Indirect repurchase of shares for minimum statutory tax withholdings	(107)	(123)
Net cash used in financing activities	(936)	(331)
Net increase (decrease) in cash and cash equivalents	2,560	(8,626)
Cash, cash equivalents and restricted cash at beginning of period	8,144	16,770
Cash and cash equivalents at end of period	$10,704	$8,144

CONTACT:
Anthony C. Allen
Chief Financial Officer
(502) 329-2000